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                                  EXHIBIT 6.16

                INDEMNIFICATION AGREEMENT, DATED MAY 29, 1996, BY
                   AND BETWEEN THE COMPANY AND BONNIE RICHARDS


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                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT ("Agreement") is made by and between KCD Holdings Incorporated, a Nevada Corporation ("KCD"), and Bonnie Richards "Director") as of May 29, 1996, with reference to the following facts:

         A. KCD desires that Director serve as a member of KCD's Board of Directors and Director is willing to do so provided that KCD indemnifies Director against certain potential liability.

         B. KCD is willing to provide such indemnity on the terms and conditions set forth in this Agreement.

         ACCORDINGLY, the parties now agree as follows.

                                    Article 1
                                   Definitions

         Capitalized words and phrases used in this Agreement are defined as follows:

         1.1 "Agent" means any person who is or was a director, officer, employee or other agent of KCD.

         1.2 "Expenses" includes attorney's fees and other expenses actually and reasonably incurred in establishing a right to indemnification under Article 2 or 3.

         1.3 "Derivative Proceeding" means any threatened, pending or completed action by or in the right of KCD to obtain a judgment in KCD's favor, in which Director was or is or a defendant or is threatened to be made a defendant by reason of the fact that Director is or was an Agent. The term does not include an action by or in the right of KCD to obtain a judgment in KCD's favor.

         1.4 "Primary Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, in which Director is or was a defendant, or is threatened to be made a defendant by reason of the fact that Director is or was an Agent. The term does not include an action by or in the right of KCD to obtain a judgment in KCD's favor.

                                    Article 2
                                 Indemnification

         2.1 Primary Proceeding. KCD shall indemnify Director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a Primary Proceeding, but only if (a) Director acted in good faith and in a manner that Director


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reasonably believed to be in the best interests of KCD and (b) in the case of a criminal proceeding, Director had no reasonable cause to believe that Director's conduct was unlawful.

         2.2 Termination. Termination of a Primary Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Director failed to satisfy the conditions in clauses (a) and (b) of Section 2.1.

         2.3 Derivative Proceeding. KCD shall indemnify Director against expenses actually and reasonably incurred by Director in connection with the defense or settlement of any Derivative Proceeding if Director acted in good faith, in a manner that Director believed to be in the best interest of KCD's shareholders.

         2.4 Authorization. Except as provided in Article 3, KCD shall indemnify Director under this Article 2 only upon authorization in the specific case, upon a determination by any of the following that indemnification of Director is proper in the circumstances because Director has met the applicable standard of conduct set forth in Section 2.1 or 2.3:

                  a. A majority vote of a quorum of KCD's Board of Directors, which quorum shall consist of directors who are not parties to the proceeding; or, if such a quorum is not obtainable, by independent legal counsel in a written opinion;

                  b. Approval of shareholders as provided in, or otherwise complying with, Section 320 of the Nevada Business Corporation Act, with the shares owned by Director not being entitled to vote thereon; or

                  c. The court where the proceeding is or was pending, upon application by KCD, Director or the attorney or another person rendering services in connection with the defense, whether or not such application is opposed by KCD.

                                    Article 3
                               Successful Defense

         To the extent that Director is successful on the merits in defense of any Primary Proceeding or Derivative Proceeding, or in defense of any claim, issue or matter in such a proceeding, KCD shall indemnify Director against expenses actually and reasonably incurred by Director in connection with it.

                                    Article 4
                                    Advances

         KCD shall advance expenses incurred in defending any Primary Proceeding or Derivative Proceeding prior to its final disposition upon receipt of a written undertaking, by or on behalf of


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Director, in form satisfactory to KCD, to repay such amount advanced if it shall be determined ultimately that Director is not entitled to be indemnified as provided in this Agreement.

                                    Article 5
                      Additional Conditions and Exceptions

         5.1 Effect of Section. Notwithstanding any other provision of this Agreement, KCD's obligations under this Agreement to indemnify or make advances to or on behalf of Director shall also be subject to the conditions and exceptions in Sections 5.2 through 5.7.

         5.2 Notice and Information. Director shall give KCD (a) notice in writing as soon as possible of any claim made against Director for which indemnity will or could be sought under this Agreement and (b) such information and cooperation (including executing documents and instruments) as KCD may reasonably request in connection with any Primary Proceeding or Derivative Proceeding.

         5.3 Consent. No costs, charges or expenses for which indemnity shall be sought under this Agreement shall be incurred without KCD's consent, which consent shall not be unreasonably withheld.

         5.4 Court Decisions. KCD shall not indemnify Director in respect of any claim, issue or matter as to which a court adjudges Director liable to KCD in performing Director's duty to KCD and KCD's shareholders, unless the court shall determine upon application that, in view of all the circumstances of the case, Director is fairly and reasonably entitled to indemnify for expenses, and then only to the extent that the court shall determine.

         5.5      Settlements

                  a. KCD shall not indemnify Director for amounts paid in settling or otherwise disposing of a pending action without court approval, or for expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval.

                  b. KCD shall not be obligated to indemnify Director for amounts paid in connection with any settlement to which KCD has not consented or agreed.

                  c. If Director unreasonably fails to enter into a settlement offered or assented to by the opposing party or parties in any Primary Proceeding or Derivative Proceeding and the settlement is acceptable to KCD, then, notwithstanding any provision of this Agreement, KCD's obligations to indemnify or advance expenses to or on behalf of Director shall not exceed the amount at which settlement could have been made, plus expenses incurred by Director before the settlement could reasonably have been effected.



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         5.6 Conflict with Other Provisions. Except as provided in Article 3 or with the approval of shareholders as described in Section 2.4(b), this Agreement shall not obligate KCD to indemnify or advance expenses to or on behalf of Director in any circumstances where it reasonably appears to KCD that:

                  a. It would be inconsistent with a provision of KCD's Articles of Incorporation, Bylaws, a resolution of shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred of other amounts were paid, which prohibits or otherwise permits indemnification; or

                  b. It would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         5.7 Other Limitations. KCD shall have no obligation under this Agreement to indemnify or advance expenses to or on behalf of Director:

                  a. For amounts for which payment is made to Director under a valid and collectible insurance policy or other source, except in respect of any deductible amount or excess beyond the amount of payment under such policy or other sources;

                  b. For amounts for which Director is indemnified by KCD other than pursuant to this Agreement;

                  c. For acts or omissions of Director that involve intentional misconduct or knowing and culpable violation of law;

                  d. Based upon or attributable to any transaction from which Director derived improper personal benefit or advantage to which Director was not legally entitled;

                  e. For acts or omissions that show a reckless disregard for Director's duty to KCD or KCD's shareholders in circumstances in which Director was aware, or should have been aware in the ordinary course of performing Director's duties, of a risk of serious injury to KCD or KCD's shareholders;

                  f. For acts or omissions that constitute an unexcused pattern of inattention amounting to abdication of Director's duty to KCD or KCD's shareholders;

                  g. For transactions governed by Section 140 or 300 of the Nevada Business Corporation Act;

                  h. For an accounting of profits made from the purchase or sale by Director of securities of KCD within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any state law; or


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                  i. If in KCD's reasonable judgment Director fails to cooperate with KCD or to provide all information reasonably requested by KCD in connection with the defense of any action in which KCD or Director are defendants.

                                    Article 6
                                Other Provisions

         6.1 Subrogation. In the event of payment to Director under this Agreement, KCD is hereby subrogated to the extent of such payment to all Director's rights of recovery.

         6.2 Reports. KCD shall have the right to make all reports to shareholders or others regarding indemnification and/or advances relating to this Agreement, as KCD deems necessary or appropriate.

         6.3 Termination. This Agreement shall terminate upon any of the following events:

                  a. Mutual agreement of the parties; or

                  b. Director's resignation or termination, for any reason, as a director of KCD.

         6.4 Effect of Termination. KCD shall have no obligation to Director under this Agreement for any event, act or omission arising after termination of this Agreement. Director's rights under this Agreement arising from events, acts and/or omissions prior to termination shall survive termination of this Agreement under Section 6.3(b).

         6.5 Assignment and Third Parties. Director shall have no right or power to assign or delegate any rights or obligation under this Agreement. This Agreement is not intended to confer any benefits or rights on any other or successor member of KCD's Board of Directors or on any other third party.

         6.6 Notices. All notice or other communications provided for in this Agreement shall be in writing and shall be deemed delivered upon personal delivery or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

                  a. If to KCD, to the principal office of KCD in the State of California, marked "Attention: President"; or

                  b. If to Director, to the most recent address for Director appearing in KCD's records.


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         6.7 Entire Agreement. This Agreement, including the attached exhibit, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and completely supersedes all other agreements, all summaries and drafts of agreements, understanding, negotiations and discussions among the parties pertaining to such subject matter, whether oral or written.

         6.8 Governing Law. Nothing in this Agreement shall diminish or otherwise restrict Director's right to indemnification under any provision of the Articles of Incorporation or Bylaws of KCD, as amended, or under Nevada law. This Agreement and any agreement to adopt or amend this Agreement shall be construed and enforced in accordance with laws applicable to contracts made and to be performed within the State of Nevada.

         6.9 Severable Provisions. The provisions of this Agreement are severable, and if any provision is determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable and shall be construed as closely as possible to their original meanings.

         6.10 Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Agreement to "ARTICLES" and "SECTIONS" refer to Articles and Sections of this Agreement, unless the context expressly indicates otherwise. References to "PROVISIONS" of this Agreement refer to the terms, conditions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb "INCLUDING" mean "including without limitation." "OR" is inclusive and includes "and." The introductory headings at the beginning of Articles and Section of this Agreement are solely for the convenience of the parties and do not affect any provisions of this Agreement.

         6.11 Amendment or Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless and until an instrument reflecting the amendment or waive has been signed by the party against whom it is sought to be enforced.

         6.12 Arbitration. If a dispute arises, those involved in the dispute shall first consult together in good faith to try to settle such dispute. If the dispute is not settled after consultation, or if the parties fail to enter into such consultation, then they shall arbitrate in accordance with the procedures set forth in the attached Exhibit A. For purposes of this Section 6.12, a "DISPUTE" includes any disagreement concerning the formation, construction or interpretation of this Agreement or concerning matters related to or in connection with this Agreement, but which matter is not covered by this Agreement.


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         6.13 Litigation Costs. If any party takes legal action or initiates an arbitration proceeding concerning this Agreement, the unsuccessful party to such action or proceeding shall pay the successful party's expenses, including fees or attorneys and expert witnesses, actually and reasonably incurred in such action.

         6.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single agreement.


         EXECUTED at Westlake Village, California, on the date first above written.

                                      DIRECTOR


                                      -----------------------------
                                      Bonnie Richards



                                      KCD HOLDINGS INCORPORATED


                                      -----------------------------
                                      Wellington Ewen, President



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                                    EXHIBIT A

                             ARBITRATION PROCEDURES


         A-1. Submission to Arbitration. Any dispute (as defined in Section 6.12 (Arbitration)) shall, if demanded by any party, be finally resolved and determined by arbitration to be held in the County of Los Angeles, State of California, in accordance with the law of the State of Nevada and the rules of the American Arbitration Association (collectively, the "RULES") and under the administration of the American Arbitration Association.

         A-2. Selection of Arbitrators. There shall be three arbitrators. If there are two parties to the arbitration, each party shall choose one arbitrator, with the third arbitrator to be chosen by the two chosen arbitrators, which third arbitrator shall serve as the "neutral arbitrator" for purposes of the Rules. If there are more than two parties to the arbitration, the two arbitrators shall be chosen pursuant to the Rules, with the third arbitrator chosen as above, which third arbitrator shall serve as the "neutral arbitrator" for purposes of the Rules.

         A-3. The Panel. The three arbitrators so chosen shall serve as the arbitration panel which shall resolve the dispute (the "PANEL"). The powers and duties reserved to the neutral arbitrator under the Rules, shall be exercised by a majority of the members of the Panel after due consideration and in accordance with the Rules.

         A-4. Proceedings. Subject to appropriate protective orders, the parties to the arbitration shall facilitate the arbitration by: (a) making available to one another and to the Panel for inspection, copying and extraction all documents, books, and records under the control of such party which are relevant to the subject matter of the arbitration proceeding; (b) conducting arbitration hearings to the greatest extent possible on successive days; (c) observing strictly the periods established by the Rules or by the Panel for the submission of evidence or briefs; and (d) making reasonably available to one another in arbitration discovery and to the Panel all personnel who are under the control of such party or who control such party and who have information relevant to the arbitration proceeding.

         A-5. Discovery. In the arbitration proceeding, depositions may be taken and discovery obtained in accordance with the Rules. The Panel, in its discretion, may impose sanctions to enforce discovery or may limit discovery.

         A-6. Awards. Any award rendered by the Panel shall be final and binding upon each party to the arbitration and judgment on the award may be entered in any court of competent jurisdiction. The arbitral award, where appropriate, may be enforced by such court through injunctive or other equitable relief, as well as all relief at law, including damages. The Panel also may issue decisions for interim, interlocutory, provisional or partial relief, including temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment, or



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protective orders, any of which may be enforced as an arbitral award by any court of competent jurisdiction. Any arbitral award for money shall be made and shall be payable in U.S. dollars. The Panel may award interest from the date of any breach of this Agreement and shall fix the rate of interest on any amount awarded for the date of the award to the date the award is paid in full.

         A-7. Arbitration Costs. During the course of the arbitration proceedings, all costs, charges and expenses of the arbitration (including the fees, charges and expenses of the Panel and the American Arbitration Association) shall be borne equally by the parties to the arbitration. However, upon the issuance of the arbitral award, the losing party to the arbitration shall bear the entire costs of the arbitration.

         A-8. Interim Appeals. No party to the arbitration shall have any right to apply or appeal to any court in connection with any question of law arising in the course of the arbitration except for purposes of enforcing Section 6.12 (Arbitration) or a resulting arbitral award, except that any such party may apply to any court of competent jurisdiction for an injunction or other provisional or interim relief in support of arbitration or pursuant to Section A-5 and any such application shall not be deemed incompatible with or a waiver of this agreement to arbitrate.



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